API SHOWS STRONG GROWTH IN Q1
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WESTPORT, CT, May 1, 2001 - First Aviation Services, Inc. (NASDAQ: FAVS), a
leading provider of services to aircraft operators worldwide, today announced that, based upon a preliminary analysis of its results of operations at its Aerospace Products International (API) subsidiary, it expects to report revenues for the first quarter of the fiscal year ended January 31, 2002 of approximately $25.5 million. The preliminary first quarter revenue results represent approximately 14 percent growth over revenue of $22.3 million in the first quarter of the fiscal year ended January 31, 2001. Actual revenue growth exceeded management's earlier guidance of 10% growth.

According to Jerry Schlesinger, President of API, "Despite a sluggish economy, API continues to expand by taking share domestically and through its international expansion".

The Company expects to announce actual results for the first quarter of fiscal 2002 during the week of June 4th.

First Aviation, located in Westport, Connecticut is a worldwide leader in providing services to aircraft operators of some of the most widely used commercial and general aviation aircraft. Its operations include Aerospace Products International (API).

API, based in Memphis, Tennessee, is a leader in the supply of aerospace products and services worldwide. In addition to the product lines it distributes, API offers supply chain management services and overhaul and repair services for brakes and starter/generators and builds custom hose assemblies. With locations in the U.S., Canada and Asia Pacific, plus partners throughout the world, API continues to be the fastest growing supplier of aviation products and inventory management solutions in the industry.

The Company will host a conference call to discuss fourth quarter earnings on Tuesday, May 1, 2001 at 2:00 pm EST. Interested parties should call 1 (800) 865-4435 before 1:45 pm EST on May 1, 2001. A replay of this call will be available for 48 hours. Please call (877)519-4471 - Pin Number 2575206.

More information about First Aviation can be found on the World Wide Web at www.firstaviation.com, and www.apiparts.com.


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Forward-Looking Statements

Information included in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect the Company's current expectations concerning future events and results. Such forward-looking statements, including those concerning the Company's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In evaluating such statements as well as the future prospects of the Company, specific consideration should be given to various factors, including the Company's ability to obtain parts from its principal suppliers on a timely basis, market and economic conditions, the ability to consummate suitable acquisitions, and other items that are beyond the Company's control and may cause actual results to differ from management's expectations.

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Contact:          John A. Marsalisi
                  Vice President & Chief Financial Officer
                  First Aviation Services Inc.
                  (203) 291-3303